EXHIBIT 10.32
Execution Version

FIFTH AMENDED AND RESTATED
OPERATING AGREEMENT OF
DIAMOND RESORTS PARENT, LLC
A NEVADA LIMITED LIABILITY COMPANY
THIS FIFTH AMENDED AND RESTATED OPERATING AGREEMENT is made as of the 15th of October, 2012, by and between (i) DRP Holdco, LLC, a Delaware limited liability company (“Guggenheim”), (ii) Cloobeck Diamond Parent, LLC, a Nevada limited liability company (“CDP”), (iii) 1818 Partners, LLC, a Nevada limited liability company (“1818 Partners”), (iv) Silver Rock Financial LLC, IN – FP1 LLC, BDIF LLC and CM – NP LLC (each, a “Silver Rock Entity” and collectively, the “Silver Rock Entities”), and (v) The Hartford Growth Opportunities Fund, Hartford Growth Opportunities HLS Fund, Quissett Investors (Bermuda) L.P., Quissett Partners, L.P., The Hartford Capital Appreciation Fund, Bay Pond Partners, L.P. and Bay Pond Investors (Bermuda) L.P. (each a “Wellington Purchaser” and collectively, the “Wellington Purchasers”).
WHEREAS, Guggenheim, CDP, 1818 Partners, the Silver Rock Entities and the Wellington Purchasers are parties to that certain Fourth Amended and Restated Operating Agreement, dated as of July 21, 2011 (the “Original Agreement”), and such parties desire to amend and restate the Original Agreement (as permitted by Section 14.4 thereof) in connection with the implementation of an equity incentive plan for Diamond Resorts Parent, LLC, a Nevada limited liability company (the “Company”); and
WHEREAS, the Board has authorized and approved the amendment and restatement of the Original Agreement on the terms and conditions set forth herein.
NOW THEREFORE, pursuant to the Act (as hereinafter defined), the following agreement, including, without limitation, Appendix 1 (Tax Accounting Procedures) attached hereto and by reference incorporated herein, shall constitute the Operating Agreement for the Company.
ARTICLE 1
DEFINITIONS
1.1    General Definitions. The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein).
“Act” means the Nevada Limited Liability Company Act, Nev. Rev. Stat. §§ 86.011 to 86.590, as amended from time to time.
“Adjusted Capital Account Deficit” has the meaning ascribed thereto in Appendix 1.
“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person. For the purpose of this definition, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall mean this Fifth Amended and Restated Operating Agreement, including Appendix 1 (Tax Accounting Procedures) hereto, as amended from time to time.
“Asset Value” has the meaning ascribed thereto in Appendix 1.

“Basis” has the meaning ascribed thereto in Appendix 1.
“Board” has the meaning ascribed thereto in Section 9.1.
“Business Day” shall mean a day other than a Saturday, a Sunday, or a state or federally recognized holiday on which banks in Nevada are permitted to close.
“Business Hours” shall mean 8:00 A.M. to 5:00 P.M. Standard Time or Daylight Time, as the case may be, at a location specified in this Agreement. If no location is specified, a reference to Business Hours shall refer to Business Hours as determined by Pacific Standard Time or Pacific Daylight Time, as the case may be.
“Capital Account” has the meaning ascribed thereto in Appendix 1.
“Capital Contribution” means the amount of money and the fair market value (as reasonably determined by the Board as of the date of contribution) of other property contributed, or services rendered or to be rendered, to the Company by a Member with respect to such Membership Interest in the Company.
“CDP” has the meaning ascribed thereto in the introductory paragraph.
“CDP Member” means CDP, 1818 Partners and any of their respective permitted transferees admitted as Members in accordance with this Agreement.
“CDP Unit Threshold” means the ownership by the CDP Members of at least 10% of the Class A Common Units issued to the CDP Members as of the date hereof.
“Change in Control” means any transaction (i) pursuant to which the Company sells its business by (a) a sale or conveyance of all or substantially all of the Company’s assets to any Person, (b) a sale or conveyance of all or substantially all of the voting equity interests in the Company to any Person or (c) a merger or consolidation of the Company with any Person and (ii) pursuant to which the Company’s members, immediately prior to such transaction shall own in the aggregate, immediately after giving effect thereto, less than a majority of the voting interests or less than 10% of the economic interests of the surviving entity (or its parent) or the purchasing entity (or its parent), as the case may be.
“Class A Common Percentage Interest” means, as to a Member as of any determination date, the respective percentage of Class A Common Units held by such Member of all the Class A Common Units issued and outstanding as of such determination date. The Class A Common Percentage Interest of each Common Member as of the date hereof shall be as set forth opposite such Common Member’s name on Schedule A hereto under the column entitled “Class A Common Percentage Interest.”
“Class A Common Unit” means a Common Unit representing a fractional part of the interests in the Company’s Profits, Losses and distributions and having such other rights, powers and duties set forth in this Agreement.
“Class B Common Percentage Interest” means, as to a Member as of any determination date, the respective percentage of Class B Common Units held by such Member of all the Class B Common Units issued and outstanding as of such determination date. The Class B Common Percentage Interest of each Common Member as of the date hereof shall be as set forth opposite such Common Member’s name on Schedule A hereto under the column entitled “Class B Common Percentage Interest.”

“Class B Common Unit” means a Common Unit representing a fractional part of the interests in the Company’s Profits, Losses and distributions and having such other rights, powers and duties set forth in this Agreement. The Class B Common Units shall be non-voting.
“Code” shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.
“Common Member” means a member holding Common Units.
“Common Percentage Interest” means, as to a Member as of any determination date, the respective percentage of Common Units held by such Member of all the Common Units issued and outstanding as of such determination date. The Common Percentage Interest of each Common Member as of the date hereof shall be as set forth opposite such Common Member’s name on Schedule A hereto under the column entitled “Common Percentage Interest.”
“Common Units” means the Class A Common Units and the Class B Common Units, the holders of which shall have the rights, preferences and obligations specified herein as pertaining to the holders of such Units.
“Company” has the meaning ascribed thereto in the recitals.
“Confidential Information” has the meaning ascribed thereto in Section 8.1.
“Depreciation” has the meaning ascribed thereto in Appendix 1.
“Dispute” has the meaning ascribed thereto in Section 10.18.
“Dissolution Event” has the meaning ascribed thereto in Section 12.1.
“DRC” means Diamond Resorts Corporation, a Maryland corporation.
“EBITDA” has the meaning given to such term in the Senior Note Indenture.
“Entity” shall mean any general partnership, government entity, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or similar organization.
“Equity Incentive Plan” means that certain 2012 Equity Incentive Plan of the Company.
“Exchange Act” means the Securities Exchange of 1934, as amended.
“Fiscal Year” shall mean the taxable year of the Company for federal income tax purposes as determined by Code Section 706 and the Regulations thereunder.
“Guggenheim” has the meaning ascribed thereto in the introductory paragraph.
“Guggenheim Units” means the Units held by the Guggenheim Members.
“Guggenheim Entity” means any of (i) Guggenheim Capital, LLC and its Affiliates, (ii) any Guggenheim Member and any of its equity holders who are Guggenheim Related Entities and (iii) any Affiliates of any Guggenheim Member.

“Guggenheim Member” means each, and “Guggenheim Members” means all, of Guggenheim and any of its permitted transferees admitted as Members in accordance with this Agreement.
“Guggenheim Purchase Agreement” means that certain Securities Purchase Agreement, dated as of June 17, 2010, by and between the Company and Guggenheim.
“Guggenheim Related Entity” means an entity with a management or investment management relationship with Guggenheim Capital, LLC or its Affiliates.
“Guggenheim Secondary Indemnitor” has the meaning given such term in Section 9.14(a).
“Guggenheim Unit Threshold” means the aggregate ownership by the Guggenheim Members of at least (i) 5% of the total Class A Common Percentage Interests (determined on a fully-diluted basis) or (ii) 25% of the Class A Common Units issued to the Guggenheim Member as of the date hereof.
“Investor” means any Guggenheim Member, any Silver Rock Member or any Wellington Member.
“Investor Indemnified Party” has the meaning ascribed thereto in Section 9.15(a).
“Investor Losses” has the meaning ascribed thereto in Section 9.15(a).
“Liquidation Event” means any of the following: (a) a dissolution or involuntary winding up of the Company; and (b) any transaction that results in a Change in Control of the Company.
“Losses” has the meaning ascribed thereto in Appendix 1.
“Majority-in-Interest of the Common Members” means Common Members whose aggregate Class A Common Percentage Interest exceeds 50% of the Class A Common Percentage Interest of all Common Members.
“Majority-in-Interest of the Investors” means Investors whose aggregate Class A Common Percentage Interest exceeds 50% of the Class A Common Percentage Interest of all Investors.
“Manager” means a “manager” (within the meaning of the Act) of the Company and includes each Board member (it being understood, however, that no Board member shall have the power or authority to bind the Company except as provided in this Agreement).
“Managing Person” means a Manager, officer, director, or their agents.
“Management Services Agreement” means the Homeowner Association Executive Oversight, Consulting and Executive Management Services Agreement, dated as of December 31, 2010, by and among DRC and Hospitality Management and Consulting Service, L.L.C.
“Manager Representative” means a Board Member nominated by the Board to serve as the sole Manager for purposes of public filing documents, such as Secretary of State Annual Lists, and for any other purposes delegated by the Board.
“Material Subsidiary” means any operating subsidiary of the Company that during the previous fiscal year represented more than 20% of the Company’s revenues or EBITDA.

“Member” means those Persons executing this Agreement and any Person who may hereafter become an additional or Substitute Member.
“Membership Interest” means a Member’s Units, and the associated right to vote (if any) on or participate in management, the right (if any) to share in Profits, Losses, and distributions, and any and all benefits to which the holder of such Units may be entitled pursuant to this Agreement, together with all obligations to comply with the terms and provisions of this Agreement.
“Net Equity Value” means, as of any particular date, the aggregate proceeds which would be received by the holders of Class A Common Units and Class B Common Units if: (i) the assets of the Company as a going concern were sold at their fair market value; (ii) the Company satisfied and paid in full all of its obligations and liabilities (including all taxes, costs and expenses of the Company incurred in connection with such transaction and any reserves reasonably established by the Board for contingent liabilities); and (iii) such net sale proceeds were then distributed in accordance with Section 7.1, all as of such particular date and as determined by the Board in its reasonable discretion.
“NRS” means the Nevada Revised Statutes, as the same may be modified and amended from time to time.
“Partially Adjusted Capital Account” means with respect to any Member for any Fiscal Year, the Capital Account of such Member at the beginning of such Fiscal Year, increased by all contributions during such year and all special allocations of income and gain pursuant to Section 6.3 of this Agreement and Section 1.2 of Appendix 1 with respect to such Fiscal Year, and decreased by all distributions during such fiscal year and all special allocations of losses and deductions pursuant to Section 6.3 of this Agreement and Section 1.2 of Appendix 1, but before giving effect to any allocation of Profits or Losses for such Fiscal Year pursuant to Section 6.1 and Section 6.2.
“Participation Threshold” has the meaning ascribed thereto in Section 4.5(c).
“Permanent Disability,” with respect to an individual, means that individual is under a legal disability or by reason of illness or mental or physical disability is unable to give prompt and intelligent consideration to matters of the Company. The determination as to such individual’s “Permanent Disability” at any time shall be made by such individual’s physician in writing, and such determination shall be conclusive and binding upon the parties.
“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so requires.
“Polo Holdings” shall mean Diamond Resorts Holdings, LLC, a Nevada limited liability company.
“Principal Line of Business” means all business activities related to Timeshare Opportunities, including, but not limited to, financing, development, sales, marketing, management and maintenance of interval or fractional timeshare properties and the real estate incident thereto, the acquisition and re-sale of such properties and the booking and reservation activities related thereto; provided that, for the avoidance of doubt, “Principal Line of Business” shall not include business activities related to hotels, condominiums, condo-hotels, apartment rental complexes, commercial retail centers, office complexes, casinos, or other types of real estate / hospitality developments or other activities not involving Timeshare Opportunities. “Timeshare Opportunity” means any real estate development project or arrangement which, at the time of entering into such opportunity, is required to be licensed under or is regulated under any timeshare statute or regulation in any jurisdiction (regardless of whether such jurisdiction is the jurisdiction in which the opportunity is located, sold or marketed), including, without limitation, interval and fractional timeshares, whether conveyed via license, right to use, fee simple title or points, and any timeshare club or exchange arrangement.
“Profits” has the meaning ascribed thereto in Appendix 1.
“Property” means all real and personal property, tangible and intangible, owned by the Company.
“Proxy” has the meaning ascribed thereto in Section 10.23(a).
“Public Offering” means an underwritten public offering and sale of Successor Stock pursuant to an effective registration statement under the Securities Act; provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form, or an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form.
“Qualified Public Offering” means any Public Offering providing aggregate gross proceeds (before deducting underwriting discounts and expenses) to the Company and/or its equityholders of at least $150 million in such Public Offering and at an offering price which represents a common equity valuation of Common Units or Successor Stock outstanding immediately prior to the issuance of Successor Stock in connection with such offering of at least $750 million.
“Registration Rights Agreement” means the Second Amended and Restated Registration Rights Agreement, dated as of July 21, 2011, by and among the Company, Guggenheim, CDP, 1818 Partners, the Silver Rock Entities and the Wellington Purchasers (as amended from time to time in accordance with the terms thereof).
“Regulations” means the federal income tax regulations, including temporary (but not proposed) regulations promulgated under the Code.
“Securities Act” means the Securities Act of 1933, as amended.
“Securityholders Agreement” means the Fourth Amended and Restated Securityholders Agreement, dated as of July 21, 2011, by and among the Company, Guggenheim, CDP, 1818 Partners, the Silver Rock Entities and the Wellington Purchasers (as amended from time to time in accordance with the terms thereof).
“Senior Note Indenture” means the Indenture dated as of August 13, 2010 by and among DRC, the Company, Polo Holdings, the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association, as trustee (as the same may be amended, restated, replaced or refinanced).
“Silver Rock Entity” and “Silver Rock Entities” have the meanings ascribed thereto in the introductory paragraph.
“Silver Rock Member” means each, and “Silver Rock Members” means all, of the Silver Rock Entities and any of its or their permitted transferees admitted as Members in accordance with this Agreement.
“Silver Rock Purchase Agreement” means that certain Securities Purchase Agreement, dated as of February 18, 2011, by and between the Company and the Silver Rock Entities.

“Silver Rock Secondary Indemnitor” has the meaning ascribed thereto in Section 9.14(b).
“Silver Rock Units” means the Units held by the Silver Rock Members.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or a general partner of such partnership, association or other business entity.
“Substitute Member” means a permitted transferee of a Membership Interest who has been admitted to all of the rights of membership pursuant to Article 11.
“Successor” has the meaning ascribed thereto in Section 13.1.
“Successor Stock” has the meaning ascribed thereto in Section 13.2(b).
“Target Capital Account” means, with respect to any Member and any fiscal year, an amount (which may be either a positive or a deficit balance) equal to the hypothetical distribution (as described in the next paragraph) that such Member would receive, minus the Member’s share of partner minimum gain determined pursuant to Regulations Section 1.704-2(g), and minus the Member’s share of the partner nonrecourse debt minimum gain determined in accordance with Regulations Sections 1.704-2(i)(3) and 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described below.
The hypothetical distribution to a Member is equal to the amount that would be received by such Member if all Company assets were sold for cash equal to their Asset Value, all Company liabilities were satisfied to the extent required by their terms (limited, with respect to each partner nonrecourse liability and partner nonrecourse debt, as defined in Regulations Section 1.704-2(b)(4), to the Asset Value of the assets securing such liability), and the net assets of the Company were distributed in full to the Members as required pursuant to Section 7.1, all as of the last day of such Fiscal Year.
“Tax Distribution” has the meaning ascribed thereto in Section 7.2.
“Transaction Agreements” means this Agreement, the Registration Rights Agreement and the Securityholders Agreement, the Guggenheim Purchase Agreement, the Silver Rock Purchase Agreement and the Wellington Purchase Agreement.
“Units” as to any Member shall mean and refer to the cumulative number of Common Units held by such Member.
“Wellington Entity” means any of (i) Wellington Management Company, LLP and its Affiliates, (ii) any Wellington Member, (iii) any Wellington Related Entities and (iv) any Affiliates of any Wellington Member.

“Wellington Member” means each, and “Wellington Members” means all, of the Wellington Purchasers and any of its or their permitted transferees admitted as Members in accordance with this Agreement.
“Wellington Purchase Agreement” means that certain Securities Purchase Agreement, dated as of July 21, 2011, by and between the Company and the Wellington Purchasers.
“Wellington Purchaser” and “Wellington Purchasers” have the meanings ascribed thereto in the introductory paragraph.
“Wellington Related Entity” means an entity with a management or investment management relationship with Wellington Management Company, LLP or its Affiliates.
“Wellington Secondary Indemnitor” has the meaning ascribed thereto in Section 9.14(c).
“Wellington Unit Threshold” means the aggregate ownership by the Wellington Members of at least (i) 5% of the total Class A Common Percentage Interests (determined on a fully-diluted basis) or (ii) 25% of the Class A Common Units issued to the Wellington Members as of the date hereof.
“Wellington Units” means the Units held by the Wellington Members.
ARTICLE 2
FORMATION OF COMPANY
2.1    Name. The name of the Company is Diamond Resorts Parent, LLC.
2.2    Formation. The Company was formed pursuant to Articles of Organization filed with the Nevada Secretary of State on March 28, 2007.
2.3    Principal Place of Business. The principal place of business of the Company within the State of Nevada shall first be at 10600 West Charleston Boulevard, Las Vegas, NV 89135. The Company may locate its places of business and registered office at any other place or places as the Board may from time to time deem advisable.
2.4    Registered Office and Agent. The Company’s registered office shall first be at 10600 West Charleston Boulevard, Las Vegas, NV 89135. The name of the registered agent at such address as of the date hereof shall be Elizabeth Brennan.
2.5    Term. Unless the Company is dissolved in accordance with the provisions of this Agreement, the Act, or other Nevada law, the existence of the Company shall be perpetual.
ARTICLE 3
BUSINESS OF COMPANY
3.1    Permitted Businesses. The purpose of the Company shall be to engage in any lawful business and to do any lawful act concerning any and all lawful business for which a limited liability company may be organized under the laws of the State of Nevada.
3.2    Limits on Foreign Activity. The Company shall not directly engage in business in any state, territory or country which does not recognize limited liability companies or the effectiveness of the Act in limiting the liabilities of the Members of the Company. If the Company desires to conduct business in any such state, it shall do so through an Entity which will ensure limited liability to the Members.
3.3    Limits on Trade or Business Activity. Other than through the Company’s ownership (directly or through Polo Holdings) of equity interests in Diamond Resorts Polo Development, LLC and Polo Towers SVP, LLC solely with respect to assets held by such entities as of the date hereof and proceeds from such assets, the Company shall not directly or indirectly except through a subsidiary classified as a corporation for U.S. federal income tax purposes engage in transactions that would cause the Company to be engaged in a U.S. trade or business within the meaning of Section 864(b) of the Code or would result in the Company earning income other than income described under Section 851(b)(2)(A) of the Code.
ARTICLE 4
CONTRIBUTIONS TO COMPANY
4.1    Issuance of Units; Capital Contributions. The Company shall be permitted to issue Common Units with such rights and obligations as set forth in this Agreement. The Common Units are allocated in such amounts as set forth on Schedule A hereto, in exchange for the Capital Contributions. The Capital Contribution of each Member as of the date hereof shall be as set forth on the books and records of the Company.
4.2    Additional Capital Contributions. Except as otherwise provided for under the Act, unless all Members agree, no Member shall be obligated to make any additional Capital Contributions to the Company. If the Company needs additional capital to meet its obligations, it shall seek such capital in such manner as the Board shall determine, including, without limitation, in any of the following manners (without any particular order of priority):
(a)    From additional Capital Contributions from the Members in proportion to their Class A Common Percentage Interests (provided, however, that no Member shall be required to make any additional Capital Contributions to the Company); or
(b)    From any source from which the Company may borrow additional capital, including, without limitation, any Member (provided, however, no Member shall be obligated to make a loan to the Company).
4.3    Withdrawal or Reduction of Members’ Contributions to Capital.
(a)    Except as otherwise expressly provided herein, a Member shall not receive out of the Company’s Property any part of such Member’s contributions to capital until all liabilities of the Company, excluding liabilities to Members on account of their contributions to capital, have been paid or there remains Property of the Company sufficient to pay them. Except as otherwise expressly provided herein or the Act, no Member may demand a return of his Capital Contribution.
(b)    Except as otherwise expressly provided herein, a Member shall not resign from the Company before the dissolution and winding up of the Company pursuant to Article 11 hereof unless all Members consent; provided that a Member may deliver written notice to the Company of such Member’s intention to abandon all right, title and interest in and to all Units held by such Member without any compensation to such Member, and such abandonment shall be effective as a resignation by such Member and such Member shall have no right to demand a return of its contribution to capital or to receive the fair value of such Member’s Units.

(c)    Except as otherwise expressly provided herein, a Member, irrespective of the nature of such Member’s contribution, has the right to demand and receive only cash in return for such Member’s contribution to capital.
4.4    No Interest on Capital Contribution. Except as otherwise expressly provided herein, no Member shall be entitled to or shall receive interest on such Member’s Capital Contribution.
4.5    Class B Common Units.
(a)    As of the date hereof, the Company authorized and reserved for issuance under the Equity Incentive Plan, 112.227 Class B Common Units (the “Equity Incentive Pool”). To the extent that, on or after the date hereof, any Class B Common Units are issued under the Equity Incentive Plan and then such Class B Common Units are forfeited, canceled or otherwise terminated, or the Class B Common Units are not delivered because an award under the Equity Incentive Plan is settled in cash or used to satisfy the applicable tax withholding obligation, such Class B Common Units shall remain part of the authorized Class B Common Units. Subject to the provisions of the Securityholders Agreement, the size of the Equity Incentive Pool can be increased by the Board at any time in its sole discretion.
(b)    It is each Member's intention that the Class B Common Units issued under the Equity Incentive Plan shall represent interests in the Profits and Losses, but not the capital, of the Company. As a condition to the award of any Class B Common Units under the Equity Incentive Plan, the intended recipient of such Class B Common Units shall execute a restricted units or similar agreement, in a form approved by the Board, and shall take such other steps, and execute such other documents as are contemplated thereunder. The Class B Common Units issued pursuant to the Equity Incentive Plan may be subject to the vesting terms, if any, a Participation Threshold and/or any other terms set forth in the applicable grant agreements by and between the Company and the holder of the Class B Common Units.
(c)    The Class B Common Units granted on the date hereof pursuant to the Equity Incentive Plan shall be subject to a “participation threshold” (a “Participation Threshold”), and the Board shall establish a Participation Threshold with respect to any subset of Class B Common Units granted on any future date. The Participation Threshold for any subset of Class B Common Units granted on the same date shall be calculated as of the time immediately prior to the issuance of such Class B Common Units and shall equal the Net Equity Value as of such time. Notwithstanding the foregoing, the Participation Threshold of a subset of Class B Common Units shall not be less than zero. The Participation Threshold of a subset of Class B Common Units shall be met at such time as the aggregate prior and current distributions under Section 7.1 with respect to any Class A Common Units and any Class B Common Units with a lower Participation Threshold than that of the subset in question equals the Participation Threshold of that subset of Class B Common Units. For the avoidance of any doubt, in the event that any Class B Common Units are not entitled to participate in distributions under Section 7.1 (because their applicable Participation Threshold has not been reached), the amount distributable to such Class B Common Units but for the limitation imposed by this Section 4.5(c) shall be distributed to the holders of Class A Common Units and Class B Common Units with a lower Participation Threshold in accordance with the provisions of Section 7.1.
ARTICLE 5
MEMBERSHIP INTERESTS

5.1    Current Interests. The number of Units held by each Member are as set forth opposite such Member’s name on Schedule A attached hereto.
5.2    Securities Law Qualification. THE MEMBERS ARE AWARE THAT THE MEMBERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE. THE MEMBERSHIP INTERESTS CANNOT BE RESOLD OR TRANSFERRED WITHOUT (i) REGISTRATION UNDER THE SECURITIES ACT OR (ii) AN EXEMPTION FROM REGISTRATION. THERE IS NO PUBLIC TRADING MARKET FOR THE MEMBERSHIP INTERESTS, AND IT IS NOT ANTICIPATED THAT ONE WILL DEVELOP. ADDITIONALLY, THERE ARE SUBSTANTIAL RESTRICTIONS UPON THE TRANSFERABILITY OF THE MEMBERSHIP INTERESTS. SALE OR ASSIGNMENT BY A MEMBER OF ITS MEMBERSHIP INTERESTS OR SUBSTITUTION OF MEMBERS MAY BE SUBJECT TO CERTAIN CONSENTS. THEREFORE, MEMBERS MAY NOT BE ABLE TO LIQUIDATE THEIR INVESTMENTS IN THE EVENT OF AN EMERGENCY. FURTHER, MEMBERSHIP INTERESTS MAY NOT BE READILY ACCEPTED AS COLLATERAL FOR A LOAN. MEMBERSHIP INTERESTS SHOULD BE CONSIDERED ONLY AS A LONG-TERM INVESTMENT.
ARTICLE 6
ALLOCATIONS OF PROFITS AND LOSSES
6.1    Allocation of Profits. From and after the date hereof, after giving effect to the special allocations set forth in Section 1.2 of Appendix 1, Profits, and to the extent included in the computation of Profits an allocable portion (pro rata based on the amount of Profits) allocated to each Member of each item of Company income, gain, loss or deduction, for each Fiscal Year, shall be allocated to the Members so as to reduce, proportionally, the difference between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such fiscal year. No portion of the Profits for any Fiscal Year shall be allocated to a Member whose Partially Adjusted Capital Account is greater than or equal to his Target Capital Account for such fiscal year.
6.2    Allocation of Losses. From and after the date hereof, after giving effect to the special allocations set forth in Section 1.2 of Appendix 1 and subject to Section 6.3 hereof, Losses and to the extent included in the computation of Losses an allocable portion (pro rata based on the amount of Losses) allocated to each Member of each item of Company income, gain, loss or deduction, for each Fiscal Year, shall be allocated to the Members so as to reduce, proportionally, the difference between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Fiscal Year. No portion of the Losses for any Fiscal Year shall be allocated to a Member whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such Fiscal Year.
6.3    Loss Limitation and Reallocation. The Losses allocated pursuant to Section 6.2 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of the Fiscal Year. In the event that some, but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 6.2 hereof, the limitation set forth in this Section 6.3 shall be applied on a Member-by-Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

ARTICLE 7
DISTRIBUTIONS
7.1    Distributions. Except as otherwise provided in Section 12.2 (on liquidation) hereof, and subject to the remainder of this Article 7 (including Section 7.2), the Company shall make distributions, as determined by the Board, to each holder of Common Units pro rata in proportion to such Common Member’s Common Percentage Interest in effect as of the date of such distribution; provided, that Members holding Class B Common Units shall not be entitled to distributions until aggregate distributions under this Section 7.1 following the issuance of such Class B Common Units exceed the Participation Threshold for such Class B Common Units and, accordingly, such Class B Common Units shall be excluded from the term “Common Units” used in the first sentence of this Section 7.1 and used in the definition of “Common Percentage Interest” used in the first sentence of this Section 7.1 until aggregate distributions under this Section 7.1 following the issuance of such Class B Common Units exceed the Participation Threshold for such Class B Common Units; provided, further, that if distributions would otherwise be made with respect to unvested Class B Common Units pursuant to the foregoing, such distributions shall instead be retained by the Company until such Class B Common Units vest.
7.2    Tax Distribution. To the extent cash is available, the Members shall be entitled to receive cash distributions for each taxable year in amounts sufficient to enable each Member to discharge any federal, state and local tax liability for such taxable year or, if applicable, prior years (excluding penalties and interest) arising as a result of their interest in the Company, determined by assuming the applicability to each Member of the highest combined effective marginal federal, state and local income tax rates for any Person actually obligated to report on any tax returns income derived from the Company; the Company shall provide quarterly estimates to each Member of such Member’s tax liability arising as a result of its interest in the Company. To the extent distributions otherwise payable to a Member pursuant to Section 7.1 are insufficient to cover such tax liabilities, the Company shall make cash distributions (the “Tax Distributions”) in amounts that, when added to the cash distributions otherwise payable, shall equal such tax liability. The amount of such tax liability shall be calculated (i) taking into account the deductibility of state and local income taxes for United States federal income tax purposes, and (ii) taking into account the amount of net cumulative tax loss allocated to such Member in prior fiscal years (but after the date hereof) and not used in prior fiscal years (but after the date hereof) to reduce taxable income for the purpose of making distributions under this Section 7.2 (based on the assumption that taxable income or tax loss from the Company is each Member’s only taxable income or tax loss). Tax Distributions shall be treated as advances against distributions to the Members pursuant to Section 7.1. To the extent this Section 7.2 results in distributions other than in the ratio required by Section 7.1, the first distributions of net cash, securities or other property that are not made pursuant to Section 7.2 shall be made so as to cause the aggregate distributions pursuant to Section 7.1, including those made pursuant to Section 7.2, to be, as nearly as possible, in the ratio required by Section 7.1.
ARTICLE 8
BOOKS, RECORDS, AND ACCOUNTING
8.1    Books and Records.
(d)    The Company shall maintain or cause to be maintained books of account that reflect items of income and expenditure relating to the business of the Company. Such books of account shall be maintained on the method of accounting selected by the Company and on the basis of the Fiscal Year. Each Member directly holding Units, upon reasonable advance written notice to the Board, at such Member’s own expense, shall have the right to inspect, copy, and audit the Company’s books and records at any time during normal Business Hours provided that it has a bona fide good faith business reason for doing so. The Members acknowledge that information directly or indirectly regarding the Company or any of its direct or indirect subsidiaries constitutes business and commercial information not in the public domain or generally known in the timeshare industry including, but not limited to methods, techniques, systems, customer lists, business opportunities, business plans, tax returns, operating and financial statements and knowledge of and experience in the timeshare industry (collectively, “Confidential Information”). Except (x) with respect to its attorneys, accountants, consultants, other professional advisors and its Affiliates, and, (A) with respect to the Guggenheim Member, any Guggenheim Entity that has a need to know such information and is directed by the disclosing Guggenheim Member to keep such information confidential in accordance with the terms of this Section 8.1 (it being understood that the disclosing Guggenheim Member shall remain responsible for the compliance of any such receiving Guggenheim Entity with the obligations set forth in this Section 8.1(a) with respect to Confidential Information) and (B) with respect to any Wellington Member, any Wellington Entity that has a need to know such information and is directed by the disclosing Wellington Member to keep such information confidential in accordance with the terms of this Section 8.1 (it being understood that the disclosing Wellington Member shall remain responsible for the compliance of any such receiving Wellington Entity with the obligations set forth in this Section 8.1(a) with respect to Confidential Information), or (y) to the extent disclosure thereof is required by applicable law, regulation or court order, each Member agrees that it shall not disclose any Confidential Information to a third party. Each Member agrees that the Confidential Information will be used solely in connection with its investment in the Company. Notwithstanding the foregoing, “Confidential Information” does not include any information, materials, or data that: (i) were rightfully known to a Member prior to its receipt from the Company, or become rightfully known to such Member other than as a result of the relationship between the Company and such Member; (ii) are or become generally available to the public other than as a result of such Member’s unauthorized direct or indirect acts; (iii) were disclosed to such Member by a third party with the right to disclose such information, materials, or data, without restriction or subject to restrictions to which such Member has conformed; or (iv) were independently developed by a Member without use of any confidential or proprietary information of the Company.
(e)     The Company shall keep at its registered office such records as are required by the Act.
8.2    Tax Returns. The Company shall prepare and file, or cause to be prepared and filed, all income tax and other tax returns of the Company. The Company shall furnish to each Member a copy of all such returns together with all schedules thereto and such other information which each Member may request in connection with such Member’s own tax affairs. A Schedule K-1 shall be provided by the Company to each Member as soon as possible after the end of the Company’s tax year, but in no event later than 90 days after the end of such tax year.
8.3    Bank Accounts. The Company shall establish and maintain one or more separate accounts in the name of the Company in one or more federally insured banking institutions of its choosing into which shall be deposited all funds of the Company and from which all Company expenditures and other disbursements shall be made. Funds may be withdrawn from such accounts on the signature of a duly authorized representative or agent of the Board.
ARTICLE 9
MANAGEMENT

9.1    General Management.
(a)    The business and affairs of the Company shall be managed under the direction of a board of managers (the “Board”). The members of the Board shall be “managers” within the meaning of the Act (it being understood, however, that no Board member shall have the power or authority to bind the Company except as provided in this Agreement and the Securityholders Agreement). Subject to Section 9.2, the Securityholders Agreement and the Board’s right to appoint officers, Managing Persons and other agents of the Company (including an operations manager designated under the Management Services Agreement), the Board shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein.
(b)    The Board shall nominate from time to time a Manager Representative. Such Manager Representative shall be listed as the sole Manager on public documents, such as the Articles of Organization and Annual List of the Secretary of State of Nevada, and shall be authorized to sign as the Manager of the Company in these ministerial instances. The Manager Representative shall have no other power or authority, except as delegated to him or her by the Board. The initial Manager Representative shall be Stephen J. Cloobeck.
(c)    Some or all of the day-to-day business and affairs of the Company may be managed by or under the direction of one or more Entities, who need not be Members of the Company, as determined by the Board pursuant to a management services agreement to be executed between the Company and such other Entity in accordance with the provisions of the Securityholders Agreement.
(d)    The Board shall direct, manage and control the business of the Company and, subject to the limitations and qualifications set forth in this Agreement (including Section 11) and the Securityholders Agreement, shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which the Board shall deem to be reasonably required in light of the Company’s business and objectives. Without limiting the generality of the foregoing, the Board shall have power and authority (subject to the restrictions set forth in the Securityholders Agreement) to:
(i)    acquire property from any Person as the Board may determine;
(ii)    establish policies for investment and invest Company funds (by way of example but not limitation, in time deposits, short term governmental obligations, commercial paper or other investments);
(iii)    make distributions of available cash to Members;
(iv)    employ accountants, legal counsel, managers, managing agents or other experts or consultants to perform services for the Company with compensation from Company funds;
(v)    enter into any transaction on behalf of the Company involving the incurrence of any indebtedness or the hypothecation, encumbrance, or granting of a security interest or lien upon any Company Property;

(vi)    purchase liability and other insurance to protect the Company’s Property and business;
(vii)    organize Entities to serve as the Company’s subsidiaries and to determine the form and structure thereof;
(viii)    establish committees; delegate management decisions thereto; appoint members of the Board thereto and remove members of the Board therefrom;
(ix)    establish offices of President, Vice President, Secretary and Treasurer; delegate to such offices daily management and operational responsibilities; appoint Persons to act as members of such office and remove Persons therefrom; and
(x)    establish reasonable payments or salaries to Persons appointed as officers.
9.2    Other Authorized Persons. Unless authorized to do so by this Agreement or by the Board, no Member, agent, or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. However, the Board may act (or may cause the Company to act) by a duly authorized power of attorney.
9.3    Appointment, Removal and Tenure of Board Members. The total number of members of the Board shall be a minimum of three (3) and a maximum of seven (7). The number of members of the Board as of the date hereof shall be five (5), of which (a) the Common Members holding Class A Common Units shall have the right to appoint three (3) members of the Board based on the vote of a Majority-in-Interest of the Common Members, and (b) for so long as the Guggenheim Unit Threshold is met, the Guggenheim Members shall have the right to appoint two (2) members of the Board. As of the date hereof, the members of the Board are Stephen J. Cloobeck, David F. Palmer and Lowell D. Kraff (as the members appointed by the Majority-in-Interest of the Common Members), and Zachary Warren and Scott Minerd (as the members appointed by the Guggenheim Members). Stephen J. Cloobeck shall be the initial Chairman of the Board. Subject to the foregoing and the Securityholders Agreement, the number of members of the Board may be adjusted from time to time based on the vote of a Majority-in-Interest of the Common Members with such additional Members of the Board being appointed by a vote of a Majority-in-Interest of the Common Members. Each Board member shall serve from the date of his or her appointment to the Board until his or her successor is appointed or until his or her earlier death, resignation or removal. The Majority-in-Interest of the Common Members and the Guggenheim Members shall have the right to remove the applicable Board member appointed by such Member(s) at any time or from time to time, with or without cause or reason, and to appoint a Board member in his place, and shall have the right to fill any vacancy created by the resignation or death of the Board member appointed by it or them. If any member of the Board appointed by the Common Members holding Class A Common Units is absent from any Board meeting or there exists any vacancy with respect to any Board membership that such Common Members are entitled to appoint pursuant to the terms hereof, the other members of the Board appointed by such Common Members shall nonetheless have, in the aggregate, the number of votes that could be cast by all members of the Board such Common Members are entitled to appoint hereunder, without the need for a proxy from the absent Board member or filling of the vacancy. If either member of the Board appointed by the Guggenheim Members is absent from any Board meeting or there exists any vacancy with respect to either of such Board memberships, the vote cast by the member of the Board appointed by the Guggenheim Members who is present at such meeting shall count as two votes, without the need for a proxy from the absent Board member or filling of the vacancy.

9.4    Board Observation Rights. For so long as the Wellington Unit Threshold is met, the Wellington Members may designate one observer (the “Wellington Observer”) to attend in a nonvoting observer capacity all meetings of the Board, any committee of the Board and any board of directors or board of managers (and any committees thereof) of any Material Subsidiary, and, in this respect, the Company shall provide the Wellington Observer copies of all notices, minutes, consents, and other material that it provides to the members of the Board, any committee of the Board and any board of directors or board of managers (and any committees thereof) of any Material Subsidiary at the same time such material is provided to such members; provided, however, that the Company reserves the right to exclude the Wellington Observer from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege. To the extent the information and other material furnished to the Wellington Observer pursuant to this Section 9.4 constitutes or contains Confidential Information, the Wellington Members covenant that they will use due care to prevent its officers, directors, partners, employees, trustees, counsel, accountants and other representatives from disclosing such Confidential Information to Persons other than their respective authorized employees, counsel, accountants, stockholders, beneficiaries, partners, limited partners and other authorized representatives and any other person permitted under Section 8.1(a); provided, however, that the Wellington Members may disclose or deliver any information should they be advised by counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or should the Company consent in writing to such disclosure or delivery. “Due care” means the same level of care that a Wellington Member would use to protect the confidentiality of sensitive or proprietary information regarding its other investments that are subject to similar confidentiality agreements. Any material to be provided to the Wellington Observer shall be sent solely to the address and department listed next to the signatures of the Wellington Purchasers, and such material shall not be sent to any other Person on behalf of the Wellington Observer without the prior written consent of a member of such department. If any of such material contains material, non-public information (under applicable securities laws) about any other entity with publicly traded securities, the Company shall identify such information as such.
9.5    Meetings of the Board; Action by Written Consent.
(i)    The Board may hold meetings at the Company’s principal place of business, or at such other place either within or without the State of Nevada if consented to by all of the Board members. Meetings of the Board may also be held by means of conference telephone or similar communications equipment by means of which all members participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person. Regular meetings of the Board may be held without notice at such times and at such places as shall from time to time be determined by the Board. Any Board member may call a meeting of the Board on not less than three (3) Business Days’ notice to each other Board member, either personally, by telephone, by mail, by facsimile or by any other means of communication reasonably calculated to give notice. Notice of a meeting need not be given to any Board member if a written waiver of notice, executed by such Board member before or after the meeting, is filed with the records of the meeting, or to any Board member who attends the meeting without protesting prior thereto or at its commencement, the lack of notice. A notice and waiver of notice need not specify the purposes of the meeting.
(ii)    Any action permitted or required by the Act, the articles of organization of the Company or this Agreement to be taken at a meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all of the members of the Board. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Nevada, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board.
9.6    Quorum and Acts of the Board. At all meetings of the Board a majority of the total number of Board members shall constitute a quorum for the transaction of business and, except as otherwise provided in this Agreement and the Securityholders Agreement, the vote of a majority of the Board members present at any meeting in person or by proxy at which a quorum is present shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Board members present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any instrument or writing executed on behalf of the Company by any one or more of the members of the Board shall be valid and binding upon the Company when authorized by such action of the Board.
9.7    Committees. The Board may designate one or more committees, each committee to consist of one or more of the members of the Board, or such other persons as may be designated by the Board. Any such committee, to the extent provided by the Board, shall have and may exercise all the powers and authority of the Board in the management of the business, property, and affairs of the Company. Each committee which may be established by the Board pursuant hereto may fix its own rules and procedures. For so long as the Guggenheim Unit Threshold is met, the Guggenheim Members shall be entitled to appoint a person to each committee of the Board.
9.8    Subsidiaries. For so long as the Guggenheim Unit Threshold is met, the Guggenheim Members may elect one member to serve on the board of directors or board of managers, as the case may be, of each Material Subsidiary and on each committee of the board of directors or board of managers, as the case may be, of a Material Subsidiary.
9.9    No Liability for Certain Acts. A member of the Board of the Company and each other duly appointed officer of the Company shall perform such person’s duties, in good faith, in a manner such person reasonably believes to be in the best interests of the Company; provided that nothing contained herein shall prevent a member of the Board from acting in the interests of the Member or Members having appointed such member to the Board. Such Board member or officer does not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. No such person shall be responsible to any Members because of a loss of their investment in the Company or a loss in the operations of the Company, unless the loss shall have been the result of the Board member or officer not acting in good faith as provided in this Section. A Board member or officer shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture; provided that the foregoing shall not relieve any Member of its duties and responsibilities under Section 10.19 hereof. The foregoing provision shall not preclude liability on the part of a Board member or officer to a Member pursuant to any other agreement between such Member and a Board member or officer. Board members shall be entitled to any other protection afforded to a manager under the Act. A Board member or officer who so performs such person’s duties shall not have any liability by reason of being or having been a Board member or officer of the Company. In performing the duties of a Board member or officer, such person shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by persons and groups listed below unless such person has knowledge concerning the matter in question that would cause such reliance to be unwarranted:
(a)    one or more employees or other agents of the Company whom the Board member or officer believes in good faith to be reliable and competent in the matters presented;

(b)    legal counsel, public accountants, or other Persons as to matters that the Board member or officer believes in good faith to be within such Persons’ professional or expert competence; or
(c)    a committee, upon which such Board member or officer does not serve, duly designated in accordance with the provisions of this Agreement, as to matters within its designated authority, which committee the Board member or officer believes in good faith to merit confidence.
9.10    Transactions with Affiliates. Except as otherwise expressly provided in the Securityholders Agreement, the Company and Company Affiliates may enter into agreements and other transactions with any Member or Affiliates of any Member without the prior written consent of the Members.
9.11    Board Members And Officers Have No Exclusive Duty to Company. Board members or officers shall not be required to manage the Company as such person’s sole and exclusive activity, and each Board member or officer may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of any Board member or officer.
9.12    Expenses. The Company shall (or shall cause one of its subsidiaries to) reimburse the members of the Board and the Wellington Observer for all reasonable out of pocket expenses incurred by such individual in connection with their attendance of any meeting of the Board, the board of directors or board of managers of any Material Subsidiary or any committee thereof.
9.13    Indemnity of Board Members and Officers.
(a)    The Company agrees to indemnify, pay, protect and hold harmless each Board member and officer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against the such person or the Company and all costs of investigation in connection therewith) which may be imposed on, incurred by, or asserted against such person or the Company in any way relating to or arising out of, or alleged to relate to or arise out of, (i) any action or inaction on the part of the Company or on the part of a Board member or officer, acting in a manner believed in good faith to be in the best interests of the Company, (ii) in connection with the formation, operation and/or management of the Company, or the Company’s purchase and operation of Property, and/or (iii) as a result of the Board member or officer agreeing to act as a Board member or officer of the Company or any subsidiary. If any action, suit or proceeding shall be pending or threatened against the Company or a Board member or officer relating to or arising out of, or alleged to relate to or arise out of, any such action or nonaction, a Board member or officer shall have the right to employ, at the expense of the Company, separate counsel of such person’s choice in such action, suit or proceeding and the Company shall advance the reasonable out-of-pocket expenses in connection therewith. The satisfaction of the obligations of the Company under this Section shall be from and limited to the assets of the Company, and no Member shall have any personal liability on account thereof. The foregoing rights of indemnification are in addition to and shall not be a limitation of any rights of indemnification as provided in Sections 86.411 through 86.451 of the Act, as such may be amended from time to time.
(b)    This Section shall not limit the Company’s power to pay or reimburse expenses incurred by a Board member or officer in connection with such person’s appearance as a witness in a proceeding at a time when the Board member or officer has not been made a named defendant or respondent in the proceeding.
(c)    The Company may indemnify and advance expenses to an employee or agent of the Company who is not a Board member or officer to the same or to a greater extent as the Company may indemnify and advance expenses to a Board member or officer.
(d)    The Company shall use its best efforts to purchase and maintain insurance on behalf of any Person who is or was a Board member or officer, Member, employee, fiduciary, or agent of the Company or who, while a Board member or officer, Member, employee, fiduciary, or agent of the Company, is or was serving at the request of the Company as a manager, member, director, officer, partner, trustee, employee, fiduciary, or agent of any other foreign or domestic limited liability company or any corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against or incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Section. Any such insurance may be procured from any insurance company designated by the Board, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere.
9.14    Subrogation.
(a)    In the event that any member of the Board appointed by the Guggenheim Members is entitled to indemnification under Section 9.13 for which such Person is also entitled to indemnification from a Guggenheim Member or their Affiliates (the “Guggenheim Secondary Indemnitor”), the Company hereby agrees that its duties to indemnify such Person, whether pursuant to this Agreement or otherwise, shall be primary to those of the Guggenheim Secondary Indemnitor, and to the extent the Guggenheim Secondary Indemnitor actually indemnifies any such Person, such Guggenheim Secondary Indemnitor shall be subrogated to the rights of such Person against the Company for indemnification hereunder. The Company hereby acknowledges the subrogation rights of each Guggenheim Secondary Indemnitor under such circumstances and agrees to execute and deliver such further documents and/or instruments as the Guggenheim Secondary Indemnitor may reasonably request in order to evidence any such subrogation rights, whether before or after the Guggenheim Secondary Indemnitor makes any such indemnification payment. The Company shall pay any amounts due under this Section 9.14(a), in cash, promptly, and in any event within ten (10) days, upon written demand from the Guggenheim Secondary Indemnitor. The Company hereby waives any right against the Guggenheim Secondary Indemnitor to indemnification, subrogation or contribution. Furthermore, the Company expressly agrees that each Guggenheim Secondary Indemnitor is an intended third party beneficiary as to the indemnification provisions of this Agreement and shall be entitled to bring suit against the Company to enforce said provisions.
(b)    In the event that any member of the Board appointed by the Silver Rock Common Members is entitled to indemnification under Section 9.13 for which such Person is also entitled to indemnification from a Silver Rock Member or their Affiliates (the “Silver Rock Secondary Indemnitor”), the Company hereby agrees that its duties to indemnify such Person, whether pursuant to this Agreement or otherwise, shall be primary to those of the Silver Rock Secondary Indemnitor, and to the extent the Silver Rock Secondary Indemnitor actually indemnifies any such Person, such Silver Rock Secondary Indemnitor shall be subrogated to the rights of such Person against the Company for indemnification hereunder. The Company hereby acknowledges the subrogation rights of each Silver Rock Secondary Indemnitor under such circumstances and agrees to execute and deliver such further documents and/or instruments as the Silver Rock Secondary Indemnitor may reasonably request in order to evidence any such subrogation rights, whether before or after the Silver Rock Secondary Indemnitor makes any such indemnification payment. The Company shall pay any amounts due under this Section 9.14(b), in cash, promptly, and in any event within ten (10) days, upon written demand from the Silver Rock Secondary Indemnitor. The Company hereby waives any right against the Silver Rock Secondary Indemnitor to indemnification, subrogation or contribution. Furthermore, the Company expressly agrees that each Silver Rock Secondary Indemnitor is an intended third party beneficiary as to the indemnification provisions of this Agreement and shall be entitled to bring suit against the Company to enforce said provisions.
(c)    In the event that any member of the Board appointed by any of the Wellington Members is entitled to indemnification under Section 9.13 for which such Person is also entitled to indemnification from a Wellington Member or their Affiliates (the “Wellington Secondary Indemnitor”), the Company hereby agrees that its duties to indemnify such Person, whether pursuant to this Agreement or otherwise, shall be primary to those of the Wellington Secondary Indemnitor, and to the extent the Wellington Secondary Indemnitor actually indemnifies any such Person, such Wellington Secondary Indemnitor shall be subrogated to the rights of such Person against the Company for indemnification hereunder. The Company hereby acknowledges the subrogation rights of each Wellington Secondary Indemnitor under such circumstances and agrees to execute and deliver such further documents and/or instruments as the Wellington Secondary Indemnitor may reasonably request in order to evidence any such subrogation rights, whether before or after the Wellington Secondary Indemnitor makes any such indemnification payment. The Company shall pay any amounts due under this Section 9.14(c), in cash, promptly, and in any event within ten (10) days, upon written demand from the Wellington Secondary Indemnitor. The Company hereby waives any right against the Wellington Secondary Indemnitor to indemnification, subrogation or contribution. Furthermore, the Company expressly agrees that each Wellington Secondary Indemnitor is an intended third party beneficiary as to the indemnification provisions of this Agreement and shall be entitled to bring suit against the Company to enforce said provisions.
9.15    Indemnity of Investors.
(a)    Without limitation of any other provision of this Agreement or any agreement executed in connection herewith, the Company agrees to defend, indemnify and hold each Investor, its respective Affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act (collectively, the “Investor Indemnified Parties” and, individually, an “Investor Indemnified Party”) harmless from and against any and all damages, liabilities, losses, taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of a single counsel representing the Investor Indemnified Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Investor Indemnified Party (“Investor Losses”), based upon, arising out of, or by reason of (i) any breach of any covenant or agreement made by the Company in the Transaction Agreements, or (ii) any third party or governmental claims relating in any way to such Investor Indemnified Party’s status as a member, controlling person, manager, or member of the Board of the Company (including, without limitation, any and all Losses under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto), including, without limitation, in connection with any third party or governmental action or claim relating to (A) any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Investor Indemnified Party as security holder, director, agent, representative or controlling person of the Company or otherwise, alleging so called control person liability or securities law liability or (B) any transaction pursuant to which such Investor became a Member; provided, however, that the Company will not be liable to the extent that such Losses arise from and are based on conduct by an Investor Indemnified Party which constitutes fraud or willful misconduct.
(b)    If the indemnification provided for in Section 9.15(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an Investor Indemnified Party in respect of any Investor Losses referred to therein, then the Company, in lieu of indemnifying such Investor Indemnified Party thereunder, shall contribute to the amount paid or payable by such Investor Indemnified Party as a result of such Investor Losses (i) in such proportion as is appropriate to reflect the relative fault of the Company and the Investor Indemnified Party, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) above but also the relative benefits received by the Company and the Investor Indemnified Party in connection with the action or inaction which resulted in such Investor Losses, as well as any other relevant equitable considerations. The relative fault of the Company and the Investor Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Investor Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(c)    Each of the Company and the Investors agrees that it would not be just and equitable if contribution pursuant to Section 9.15(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.
ARTICLE 10
RIGHTS AND OBLIGATIONS OF MEMBERS
10.1    Limitation of Liability. Each Member’s liability shall be limited as set forth herein, in the Act and other applicable law. A Member will not personally be liable for any debts or losses of the Company, except as provided in the Act. Without limiting the foregoing, no Member shall be required to guaranty any obligation of the Company.
10.2    Member Indemnity. The Company agrees to indemnify, pay, protect and hold harmless any Member (on demand and to the satisfaction of the Member) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever in any way relating to any agreement, liability, commitment, expense or obligation of the Company which may be imposed on, incurred by, or asserted against the Member solely as a result of such Member being a Member or becoming a Member (including, without limitation, all reasonable costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against the Member and all costs of investigation in connection therewith). The satisfaction of the obligations of the Company under this Section shall be from and limited to the assets of the Company, and no Member shall have any personal liability on account thereof. The foregoing rights of indemnification are in addition to and shall not be a limitation of any rights that may be provided in the Act.

10.3    List of Members. Upon written request of any Member directly holding Units, the Company shall provide a list showing the names, addresses and Units of the Members in the Company subject to the provisions regarding Confidential Information.
10.4    Voting. Members shall be entitled to vote only on matters reserved for their approval or consent in the manner expressly specified herein. For the sake of clarity and the avoidance of doubt, the Class B Common Units shall have no voting rights.
10.5    Additional Members. Except with respect to employees holding Units pursuant to an employee option or incentive plan or as otherwise expressly provided herein (including, without limitation, any transfers permitted under Section 11), no Person shall be admitted to the Company as an additional Member without the consent of a Majority-in-Interest of the Common Members.
10.6    Meetings. Unless otherwise prescribed by the Act, meetings of the Members may be called, for any purpose or purposes, by the Board (or a Managing Person duly authorized by the Board) or by all of the Members.
10.7    Place of Meetings. Meetings shall take place at the Company’s principal place of business, or at such other place if consented to by all the Members.
10.8    Notice of Meetings. Except as provided in this Agreement, written notice stating the date, time, and place of the meeting, and the purpose or purposes for which the meeting is called, shall be delivered not less than five (5) Business Days nor more than fifty (50) calendar days before the date of the meeting, either personally or by mail, facsimile, or overnight or next-day delivery services by or at the direction of the Board, or the Member or Members calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered three (3) Business Days after deposit in the United States mail, postage prepaid, addressed to the Member at his or her address as it appears on the books of the Company. If transmitted by way of facsimile, such notice shall be deemed to be delivered on the date of such facsimile transmission to the fax number, if any, for the respective Member which has been supplied by such Member to the Board and identified as such Member’s facsimile number. If transmitted by overnight or next-day delivery, such notice shall be deemed to be delivered on the next Business Day after deposit with the delivery service addressed to the Member at his or her address as it appears on the books of the Company. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) calendar days. At the adjourned meeting the Company may transact any business which might have been transacted at the original meeting.
10.9    Meeting of All Members. If all of the Members entitled to vote shall meet at any time and place, including by conference telephone call, either within or outside of the State of Nevada, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice.
10.10    Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the date on which notice of the meeting is mailed shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless notice of the adjourned meeting is required to be given pursuant to Section 10.8 hereof.

10.11    Quorum. Members holding a majority of the Units entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum for the purposes of that matter at any meeting of Members. Business may be conducted once a quorum is present.
10.12    Voting Rights of Members. Except as otherwise provided herein, the holders of the Class A Common Units shall vote as a single class. Each Member shall be entitled to vote based on Class A Common Units held. If all or a portion of a Membership Interest which includes Class A Common Units is transferred to an assignee who does not become a Member, the Member from whom the Membership Interest is transferred shall no longer be entitled to vote the Class A Common Units transferred nor shall the Class A Common Units transferred be considered outstanding for any purpose pertaining to meetings or voting. No withdrawn Member shall be entitled to vote nor shall such Member’s Class A Common Units be considered outstanding for any purpose pertaining to meetings or voting. Notwithstanding anything contained in this Agreement to the contrary, the holders of the Class B Common Units shall not have any voting rights or consent rights under this Agreement.
10.13    Manner of Acting. Except as otherwise expressly provided in the Act, the Company’s articles of organization, this Agreement or the Securityholders Agreement, the affirmative vote of the Members holding a majority of the Units entitled to vote shall be the act of the Members.
10.14    Proxies. At all meetings of Members, a Member holding Units entitled to vote may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Except for the proxy which may be granted pursuant to Section 10.23, no proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.
10.15    Action by Members without a Meeting. Any action required or permitted to be taken by vote or at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, circulated to all the Members, signed by that percentage or number of the Members holding Units required to take or approve the action. Any such written consents shall be delivered to the Secretary of the Company (or other Managing Person duly authorized by the Board) of the Company for inclusion in the minutes or for filing with the Company records. Action taken by written consent under this Section shall be effective on the date the required percentage or number of the Members holding Units entitled to vote have signed and delivered the consent to the Secretary of the Company (or other Managing Person duly authorized by the Board), unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the written consent is circulated to the Members. Prompt notice of the taking of action by written consent shall be given to those Members who have not consented in writing.
10.16    Telephonic Communication. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person, except where the Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground the meeting is not lawfully called or convened.
10.17    Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.
10.18    Mandatory Mediation. The parties hereto shall, and shall cause their respective Affiliates to, resolve any dispute, controversy or claim arising out of or in connection with this Agreement and any transactions contemplated hereby (a “Dispute”) in accordance with the following procedures: within 30 Business Days after any party has served written notice on the other party, such Dispute shall be submitted to the Las Vegas, Nevada office of JAMS for mediation. The mediation shall take place in Nevada. Notwithstanding anything contained in this Agreement to the contrary, in no event will any party be obligated to participate in any mediation for more than 30 Business Days.
10.19    Competition by Members. The Members and Member’s Affiliates shall not, so long as they are Members or Affiliates of Members, either directly or indirectly, personally or through the use of agents, engage in or invest in any activity or business which is in competition with the Principal Line of Business conducted by the Company or any of its subsidiaries anywhere in the world; provided that the foregoing shall not prohibit a purely passive, minority investment in any Entity. Should any Member violate this covenant, and fail to cure such violation after 45 days’ written notice, in addition to all other rights and remedies, such Member’s Units shall revert to treasury without consideration and will be of no further force or effect. While the provisions contained in this Agreement are considered by the parties to be reasonable in all circumstances, it is recognized that provisions of this Section 10.19, including without limitation, remedies and geographic scope, may fail for technical reasons and, accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of the Company or the Members, but would be valid if any particular restriction or provisions were deleted or restricted or limited in a particular manner or if the period or area thereof were reduced or curtailed, then the said provisions shall apply with such deletion, restriction, limitation, reduction, curtailment, or modification as may be necessary to make them valid and effective. Notwithstanding anything to the contrary contained herein, the terms of this Section 10.19 shall not apply to any activity or business commenced by a Member or any Affiliate of a Member prior to the date hereof and which is set forth on Schedule 10.19 attached hereto. Each Member represents and warrants to the Company and to each other that as of the date hereof neither it, nor, in the case of CDP or 1818 Partners, their respective Affiliates, either directly or indirectly, personally or through the use of agents, engages in or invests in any activity or business which is in competition with the Principal Line of Business anywhere in the world, except as set forth on Schedule 10.19 and except for (i) purely passive, minority investments in any Entity, and (ii) any investment by CDP, 1818 Partners or any of their respective Affiliates in any Entity, or the engagement or performance of services by CDP, 1818 Partners or any of their respective Affiliates on behalf of any Entity, for which the Company or DRC performs one or more management services pursuant to customary management services agreements. Notwithstanding the foregoing, this Section 10.19 shall not apply to or restrict any Guggenheim Entity, any Silver Rock Member (including its Affiliates) or any Wellington Entity.
10.20    Solicitation by Members. No Member nor any Member’s Affiliates shall, so long as such Person is a Member or an Affiliate of a Member and for a period of 12 months thereafter, directly or indirectly through another Person or entity, (i) induce or attempt to induce any employee of managerial level of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way knowingly interfere with the relationship between the Company or any Subsidiary and such employee, (ii) actively solicit for hire (except through a general solicitation not targeted to employees of the Company or any Subsidiary) any employee of managerial level of the Company or any Subsidiary or (iii) knowingly induce or attempt to induce any customer or potential customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way knowingly interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary; provided, that this Section 10.20 shall not apply to or restrict any Guggenheim Entity, any Silver Rock Member (including its Affiliates) or any Wellington Entity.

10.21    Submission of Opportunities. Each Member agrees to submit (and to cause its Affiliates to submit) to the Board all business, commercial and investment opportunities presented to any Member or its Affiliates which relate to the Principal Line of Business and, unless approved by the Board in writing, such Member shall not (and shall cause its Affiliates to not) pursue, directly or indirectly, any such opportunities on such Member’s or its Affiliate’s own behalf. Nothing in this Section 10.21 shall be deemed to create any affirmative duty to seek out such opportunities nor to obligate any Person to violate any law, breach any contractual commitment or commit any tort. Notwithstanding the foregoing, this Section 10.21 shall not apply to or restrict any Guggenheim Entity, any Silver Rock Member (including its Affiliates) or any Wellington Entity. The Company and each other Member acknowledges that the Guggenheim Entities and the Wellington Entities are, or may be, in the business of providing financial services and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company and/or its Subsidiaries and nothing in this Agreement shall preclude or in any way restrict any Guggenheim Entity or any Wellington Entity from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company and/or its Subsidiaries.
10.22    Intellectual Property, Inventions and Patents. For so long as CDP or 1818 Partners is a Member, each of CDP and 1818 Partners acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Principal Line of Business which are conceived, developed or made by such Member or its Affiliates (whether alone or jointly with others) (“Work Product”), belong to the Company; provided, however, that it is acknowledged and agreed that such Member shall have the right to publicize its participation in the creation of such Work Product. CDP or 1818 Partners, as applicable, shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instrument).
10.23    Agreement to Vote Units; Proxy.
(a)    In the event of the death or Permanent Disability of Stephen J. Cloobeck, so long as David F. Palmer is serving as an officer of the Company at such time, David F. Palmer shall be solely authorized, to the fullest extent permitted by law, (i) to vote all Class A Common Units held by the CDP Members, (ii) to execute all written consents, call special meetings and waive notice of all meetings on behalf of the CDP Members and (iii) to take such other actions incident to any of the foregoing. Such authorization shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of Members of the Company or action or approval by written resolution or consent of Members of the Company covering the total number of Class A Common Units in respect of which any CDP Member is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement, each of CDP and 1818 Partners hereby (i) revokes any and all prior proxies or other voting authorizations (other than as provided herein) given with respect to the Common Units held by each of CDP and 1818 Partners, and (ii) agrees that it shall not grant any subsequent proxies, or enter into any agreement or understanding with any Person to vote or give or execute instructions regarding voting with respect to the Class A Common Units held by the CDP Members.
(b)    In no event will David F. Palmer be liable to any Member of the Company or to any other Person for any action which David F. Palmer takes or refrains from taking in connection with the authorization granted in Section 10.23(a), in each case so long as David F. Palmer has acted in good faith without gross negligence or willful misconduct. The foregoing shall not create or imply the existence of any duty, fiduciary or otherwise, of David F. Palmer to any Member of the Company beyond that which may otherwise exist in the absence of this Agreement.
(c)    Each CDP Member hereby acknowledges and agrees that the Company’s delivery to David F. Palmer of any notices or other documents that the Company is delivering to its Members in connection with a meeting, a vote, or a written consent (including, but not limited to, notices of meetings and written consents), shall be deemed to satisfy any delivery requirements that the Company may have to such CDP Member.
(d)    Promptly following any action by David F. Palmer pursuant to the authorization granted in Section 10.23(a), David F. Palmer shall deliver notice thereof to each CDP Member on whose behalf David F. Palmer has so acted.
(e)    If any court of competent jurisdiction shall at any time deem the proxy granted herein to be invalid because it does not contain a specified duration, the duration shall be deemed to be the lengthiest duration permissible by law under the circumstances. The court shall reduce the temporal scope of this proxy permissible duration.
10.24    Agreement not to Seek a Sale of the Company. In the event of the death or Permanent Disability of Stephen J. Cloobeck, so long as the Company is in compliance with the obligations set forth in the Management Services Agreement, each CDP Member hereby agrees that it shall not, in its position as a Member of the Company, cause or attempt to cause a sale or liquidation of the Company or any of its direct or indirect Subsidiaries.
ARTICLE 11
TRANSFERS AND REDEMPTIONS OF MEMBERSHIP INTERESTS
11.1    Transfers among Members. Except as otherwise expressly provided herein and in the Securityholders Agreement or, in respect of the Class B Common Units, any agreements governing the issuance of such Class B Common Units, the Members may freely transfer or assign all or any portion of their Membership Interest to other Members.
11.2    Transfers by Members. Except as otherwise expressly provided herein and in the Securityholders Agreement or, in respect of the Class B Common Units, any agreements governing the issuance of such Class B Common Units, the Members shall be entitled to freely transfer or assign all or any portion of their Units at any time and such transferee or assignee shall become a Substitute Member as to the Membership Interest so transferred or assigned.
11.3    Substitute Member. With respect to all or any portion of a Membership Interest that is transferred or assigned as permitted in this Article 11, the Substitute Member has the rights and powers and is subject to the restrictions and liabilities that are associated with such Membership Interest which accrued prior to the date of substitution, except that the substitution of the assignee does not release the assignor from existing liability to the Company. In any event, no transfer or assignment of all or any portion of a Membership Interest in the Company (including the transfer or assignment of any right to receive or share in profits, losses, or distributions) shall be effective unless and until written notice (including the name and address of the proposed transferee or assignee, the interest to be transferred or assigned, and the date of such transfer or assignment) has been provided to the Company and the nontransferring or nonassigning Member

(s). Every Person before becoming a Substitute Member must assume this Agreement, as amended from time to time, in writing.
11.4    Definition of Transfer. For purposes of this Agreement the prohibition on transfers, assignments and other conveyances shall be deemed to prohibit any such action, whether directly or indirectly, such as (by way of example only) a transfer of stock in a corporate member.
ARTICLE 12
DISSOLUTION AND TERMINATION
12.1    Dissolution.
(a)    The Company shall be dissolved upon the occurrence of any of the following events (a “Dissolution Event”):
(xi)    if the Company voluntarily enters bankruptcy chapter VII or another insolvency proceeding that contemplates its final liquidation, or does so involuntarily and such proceeding is not vacated or dismissed within 120 days after commencement thereof; or
(xii)    by the unanimous vote or written consent of the Members.
The death, withdrawal, resignation or termination of any Member for any reason shall not constitute a Dissolution Event.
(b)    As soon as possible following the occurrence of any Dissolution Event, the appropriate duly authorized representative of the Company shall make all filings and do all acts necessary to dissolve the Company.
12.2    Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be distributed in the following order:
(a)    First, to pay those liabilities to creditors, in the order of priority as provided by law; and
(b)    The balance, if any, to the Members in accordance with Section 7.1.
12.3    Winding Up. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of each Member, such Member shall have no recourse against any other Member. The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Board (or other Managing Person duly authorized by the Board), who is hereby authorized to take all actions necessary to accomplish such distribution, including without limitation, selling any Company assets the Board deems necessary or appropriate to sell. In the discretion of the Board, a pro rata portion of the amounts that otherwise would be distributed to the Members under this Article may be withheld to provide a reasonable reserve for unknown or contingent liabilities of the Company.

12.4    Notice of Dissolution. Within 90 days of the happening of a Dissolution Event, the Board (or other Managing Person duly authorized by the Board) shall give written notice thereof to each of the Members, to the banks and other financial institutions with which the Company normally does business, and to all other parties with whom the Company regularly conducts business, and shall publish notice of dissolution in a newspaper of general circulation in each place in which the Company generally conducts business.
ARTICLE 13
CHANGE IN BUSINESS FORM
13.1    With or without a vote or consent of the Majority-in-Interest of the Common Members, the Board may upon any initial Public Offering, and the Board shall upon a Qualified Public Offering, elect to cause the Company to reorganize as a corporation (the “Successor”) in accordance with this Article 13 in anticipation of registration of the common stock of such Successor. The method of effecting such reorganization, whether by merger with and into a corporate subsidiary of the Company or otherwise, shall (subject to the remaining provisions of this Article 13) be determined by the Board in its discretion; provided that (i) the Company shall to the extent feasible under the circumstances effect any such reorganization in a manner which avoids creation of a taxable income for the Company or any Member and (ii) the Company shall not effect any such reorganization in a way that would adversely affect a Member in a manner disproportionate to any adverse effect such reorganization would have on other Members (not including any disproportionate adverse effect on the particular tax status or attributes of a Member), without the written consent of such Member.
13.2    Each of the Members hereby agrees to take such actions as are reasonably required to effect such reorganization as shall be determined by the Board and irrevocably authorizes and appoints each of the Managers who are in office at such time as such Member’s representative and true and lawful attorney-in-fact and agent to act in such Member’s name, place and stead as contemplated in this Article 13 and to execute in the name and on behalf of such Member any agreement, certificate, instrument or document to be delivered by the Members in connection with any such reorganization as determined by the Board (but with such power of attorney to be exercised only in the event of the failure of such Member to comply with this Article 13). In connection with any such reorganization, each of the transactions described in clauses (a) through (d) below shall be consummated as provided below and deemed to have occurred simultaneously:
(a)    The Successor shall be organized as a Delaware corporation, with customary charter and by-laws, each reasonably acceptable to the Board;
(b)    Each Common Unit shall (effective upon and subject to the consummation of such initial Public Offering) convert into shares of common stock of the Successor (the “Successor Stock”), and the shares of Successor Stock shall be allocated among the holders in exchange for their respective Common Units such that each holder shall receive a number of shares of Successor Stock equal to the quotient of (i) the amount such holder would have received in respect of such holder’s Common Units in a liquidation or dissolution at the time of the initial Public Offering, divided by (ii) the price per share at which the common stock is being offered to the public in the initial Public Offering, in each case net of underwriting discounts and commissions;
(c)    The Successor shall expressly acknowledge and assume the obligations and liabilities of the Company, including its remaining obligations under this Agreement and the other Transaction Agreements and as otherwise described in clause (ii) above, with such conforming changes as may be necessary or appropriate to reflect the corporate status of the Successor, and in connection with such transactions and those described above the Members shall take such action as may be necessary to consolidate the Company as part of the Successor to the extent such consolidation does not occur by operation of law; and
(d)    The Successor (and the Company) shall use commercially reasonable efforts to make all filings, obtain all approvals and consents and take such other actions as may be necessary, desirable or appropriate to effectuate the reorganization contemplated by this Section 13.2.
13.3    Without limiting the generality of the foregoing or any other provision of this Agreement, it is understood and agreed that the following structures for any such reorganization and subsequent initial Public Offering shall be utilized by the Company and approved by the Board:
(a)    The organizational documents of the Successor and/or a stockholders’ or other agreement, as appropriate, shall provide that the rights and obligations of the Members hereunder and under the Transaction Agreements (to the extent such rights and obligations survive consummation of an initial Public Offering) shall continue to apply in accordance with the terms thereof unless the parties thereto otherwise agree in writing pursuant to the terms thereof.
(b)    In the event of an initial Public Offering, the Company shall, and each Member shall use commercially reasonable efforts to, take all necessary or desirable actions requested by the Board in connection with the consummation of such initial Public Offering, including consenting to, voting for and waiving any dissenters rights, appraisal rights or similar rights with respect to a reorganization of the Company pursuant to the terms of this Article 13 and compliance with the requirements of all laws and regulatory bodies which are applicable or which have jurisdiction over such initial Public Offering. The Company shall pay all filing fees necessary to obtain all authorizations and approvals required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended and the rules and regulations promulgated thereunder that are required for the consummation of the reorganization contemplated in this Article 13.
13.4    Nothing in this Agreement shall be construed to require a Member to disclose to any third party or governmental entity the identities of partners, shareholders or members of such Member or any of its Affiliates or investment advisers, or other confidential proprietary information of a Member or any of its Affiliates or investment advisers.
ARTICLE 14
MISCELLANEOUS PROVISIONS
14.1    Notices. Except as otherwise expressly provided herein, any notice or communication required or permitted to be given by any provision of this Agreement, including, but not limited to, any consents and, with respect to the Wellington Members, any material to be provided to the Wellington Observer, shall be in writing and shall be deemed to have been given and received by the Person to whom directed (a) when delivered personally to such Person or to an officer or partner of the Member to which directed, (b) when transmitted by facsimile or e-mail transmission, with evidence of a confirmed transmission, to the facsimile number or e-mail address of such Person who has notified the Company and every other Member of its facsimile number and e-mail address and received during Business Hours on a Business Day at the destination of such facsimile or e-mail transmission, (c) three Business Days after being posted in the United States mails if sent by registered, express or certified mail, return receipt requested, postage and charges prepaid, or (d) one Business Day after deposited with overnight courier, return receipt requested, delivery charges prepaid, in either case addressed to the Person to which directed at the address, if any, shown on the page containing their signatures, or such other address of which such Person has notified the Company and every other Member. If no address appears on the page containing a Member’s signature and if the Company and the Members have not been notified of any other address at which such Person shall receive notifications, then a notice delivered to the Board (or other person duly authorized by the Board), who shall reasonably attempt to forward the notice to such Person, shall constitute sufficient notice to such Person. Notwithstanding anything herein to the contrary, any notice, communication, consent or other material to be provided to the Wellington Members or the Wellington Observer shall be sent solely to the address and department listed next to the signatures of the Wellington Purchasers, and such notices, communications, consents, and materials shall not be sent to any other Person on behalf of the Wellington Members or the Wellington Observer without the prior written consent of a member of such department.
14.2    Application of Nevada Law; Waiver of Right to Trial by Jury; Jurisdiction and Venue.
(c)    This Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Nevada, and specifically the Act.
(d)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
(e)    The parties hereto hereby irrevocably submit to the jurisdiction of the State of Nevada or federal court in or for Clark County, Nevada, in any action or proceeding arising out of or relating to this Agreement and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such State of Nevada court or such federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.
14.3    Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the Property of the Company.
14.4    Amendments. Subject to Section 8 of the Securityholders Agreement, except with respect to amendments to Schedule A that are required from time to time to correctly reflect the then-current ownership of the Company, which shall not require the consent of any other party, amendments, modifications or waivers to this Agreement shall require the approval of the (i) Board; (ii) a Majority-in-Interest of the Common Members; (iii) a Majority-in-Interest of the Investors; and (iv) for so long as the CDP Unit Threshold is met, the CDP Members holding a majority of the Class A Common Units held by all CDP Members; provided, however, that if any such amendment, modification or waiver would materially alter the right or interest of any Member in the Profits, Losses or distributions of the Company or materially alter the rights or interests of any Member under any material provision of this Agreement other than as the result of the issuance of Common Units, then such amendment, modification or waiver shall also require the consent of all Members who would be similarly adversely affected by such amendment; provided, further, that if any such amendment, modification or waiver of any provision of this Agreement would materially and adversely affect the rights, interests or obligations of any Investor hereunder in a manner differently than any other Member holding the same class or series of Units, such amendment, modification or waiver shall not be effective against such Investor without such Investor’s written consent with respect thereto.

14.5    Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.
14.6    Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.
14.7    Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation, except in the event of a written waiver to the contrary that specifically states that this Section 14.7 shall be inapplicable.
14.8    Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies subject to the provisions of Section 10.18. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise, subject to the provisions of Section 10.18.
14.9    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the applications thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.
14.10    Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.
14.11    Creditors; Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by (i) any creditors of the Company or (ii) any Person not a party to this Agreement or (iii) any Person not expressly granted the rights of a third-party beneficiary hereunder. The provisions of this Agreement are not intended to be for the benefit of and shall not confer any rights on any creditor or other Person (other than a Member in such Member’s capacity as a Member) to whom any debts, liabilities or obligations are owed by the Company or any of the Members.
14.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
14.13    Further Assurances. The Members and the Company agree that they and each of them will take whatever action or actions as are deemed by counsel to the Company to be reasonably necessary or desirable from time to time to effectuate the provisions or intent of this Agreement, and to that end, the Members and the Company agree that they will execute, acknowledge, seal, and deliver any further instruments or documents which may be necessary to give force and effect to this Agreement or any of the provisions hereof, or to carry out the intent of this Agreement or any of the provisions hereof.
14.14    Entire Agreement. This Agreement, including the Schedules, Exhibits and Appendix attached hereto, sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties, and representations among the parties hereto with respect to the Company, and there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among them other than as set forth herein.

14.15    Time of Essence. Time is of the essence of this Agreement and all of the terms, provisions, covenants and conditions hereof.
14.16    Opt-in to Article 8 of the Uniform Commercial Code. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Any certificate evidencing membership interests in the Company shall bear the following legend: “This certificate evidences an interest in Diamond Resorts Parent, LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

*    *    *    *    *

IN WITNESS WHEREOF, the Members have executed this Fifth Amended and Restated Operating Agreement to be effective as of the date first written above.

DRP HOLDCO, LLC
By: /s/ Zachary D. Warren
Zachary D. Warren
Its: Authorized Person
Notice Address:
DRP Holdco, LLC 135 East 57th Street 6th Floor New York, NY 10022 Attention: Kaitlin Trinh Facsimile: (212) 644-8396
with copies, which shall not constitute notice, to:
Guggenheim Partners 100 Wilshire Boulevard – Suite 500 Santa Monica, California 90401 Attention: Zachary D. Warren Facsimile: (310) 576-1271
and
Guggenheim Investment Management, LLC 135 East 57th Street New York, New York 10022 Attention: William Hagner Facsimile: (212) 644-8396
and
Sidley Austin LLP One South Dearborn Chicago, IL 60603 Attention: Richard W. Astle Facsimile: (312) 853-7036

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Signature page to Operating Agreement
Diamond Resorts Parent, LLC

CLOOBECK DIAMOND PARENT, LLC
By: /s/ Stephen J. Cloobeck
Stephen J. Cloobeck
Its: Sole Manager
Notice Address:
Cloobeck Diamond Parent, LLC 10600 West Charleston Boulevard Las Vegas, NV 89135 Attention: Stephen J. Cloobeck and David F. Palmer Facsimile: (702) 798-8840
With a copy, which shall not constitute notice, to:
Katten Muchin Rosenman LLP 525 West Monroe Street Suite 1900 Chicago, IL 60661 Attention: Howard S. Lanznar Facsimile: (312) 902-1061

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Signature page to Operating Agreement
Diamond Resorts Parent, LLC

SILVER ROCK FINANCIAL LLC	Notice Address:
By: /s/ Ralph Finerman	1250 Fourth Street
Ralph Finerman	Santa Monica, CA 90401
Its: Manager	Facsimile: (310) 570-4599
IN – FP1 LLC	Notice Address:
By: /s/ Ralph Finerman	1250 Fourth Street
Ralph Finerman	Santa Monica, CA 90401
Its: Manager	Facsimile: (310) 570-4599
BDIF LLC	Notice Address:
By: /s/ Ralph Finerman	1250 Fourth Street
Ralph Finerman	Santa Monica, CA 90401
Its: Manager	Facsimile: (310) 570-4599
CM – NP LLC	Notice Address:
By: /s/ Ralph Finerman	1250 Fourth Street
Ralph Finerman	Santa Monica, CA 90401
Its: Manager	Facsimile: (310) 570-4599

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Signature page to Operating Agreement
Diamond Resorts Parent, LLC

THE HARTFORD GROWTH OPPORTUNITIES FUND
By: Wellington Management Company, LLP, as investment adviser
By: /s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel
HARTFORD GROWTH OPPORTUNITIES HLS FUND
By: Wellington Management Company, LLP, as investment adviser
By: /s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel
QUISSETT INVESTORS (BERMUDA) L.P.
By: Wellington Management Company, LLP, as investment adviser
By: /s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel
QUISSETT PARTNERS, L.P.
By: Wellington Management Company, LLP, as investment adviser
By: /s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel

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Signature page to Operating Agreement
Diamond Resorts Parent, LLC

THE HARTFORD CAPITAL APPRECIATION FUND
By: Wellington Management Company, LLP, as investment adviser
By: /s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel
BAY POND PARTNERS, L.P.
By: Wellington Management Company, LLP, as investment adviser
By: /s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel
BAY POND INVESTORS (BERMUDA) L.P.
By: Wellington Management Company, LLP, as investment adviser
By: /s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel
Notice Address for each Wellington Purchaser:
c/o Wellington Management Company, LLP 280 Congress Street Boston, MA 02210 Attention: Legal and Compliance Department Facsimile: (617) 289-5699
with a copy, which shall not constitute notice, to:
Greenberg Traurig One International Place Boston, MA 02210 Attention: Bradley A. Jacobson Facsimile: (617) 279-8402

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Signature page to Operating Agreement
Diamond Resorts Parent, LLC

1818 PARTNERS, LLC
By: Chautauqua Management, LLC
Its:
By: /s/ David F. Palmer
Name: David F. Palmer
Title: Sole Manager
Notice Address:
1818 Partners, LLC 10600 West Charleston Boulevard Las Vegas, NV 89135 Attention: Stephen J. Cloobeck and David F. Palmer Facsimile: (702) 798-8840
With a copy, which shall not constitute notice, to::
Katten Muchin Rosenman LLP 525 West Monroe Street Suite 1900 Chicago, IL 60661 Attention: Howard S. Lanznar Facsimile: (312) 902-1061

Signature page to Operating Agreement
Diamond Resorts Parent, LLC

SCHEDULE A
Members, Units and Percentage Interests as of January 31, 2013

Name of Member	Class A Common Units	Class A Common Percentage Interest	Class B Common Units	Class B Common Percentage Interest	Common Percentage Interest
Cloobeck Diamond Parent, LLC	730.085	52.606%	--	--	48.947%
Trivergance Diamond Sub, LLC	12.682	0.914%	--	--	0.850%
LDK Holdco, LLC	2.656	0.191%	--	--	0.178%
1818 Partners, LLC	32.711	2.357%	--	--	2.193%
DRP Friends Holding, LLC	7.847	0.565%	--	--	0.526%
DRP Holdco, LLC	293.050	21.116%	--	--	19.647%

Silver Rock Financial LLC	8.369	0.603%	--	--	0.561%
IN – FP1 LLC	6.978	0.503%	--	--	0.468%
BDIF LLC	6.978	0.503%	--	--	0.468%
CM – NP LLC	5.580	0.402%	--	--	0.374%
Subtotal Silver Rock Entities	27.905	2.011%	--	--	1.871%

The Hartford Growth Opportunities Fund	35.683	2.571%	--	--	2.392%
Hartford Growth Opportunities HLS Fund	20.805	1.499%	--	--	1.395%
Quissett Investors (Bermuda) L.P.	14.240	1.026%	--	--	0.955%
Quissett Partners, L.P.	10.845	0.781%	--	--	0.727%
The Hartford Capital Appreciation Fund	184.937	13.326%	--	--	12.399%
Bay Pond Partners, L.P.	9.466	0.682%	--	--	0.635%
Bay Pond Investors (Bermuda) L.P.	4.918	0.354%	--	--	0.330%
Subtotal Wellington Entities	280.894	20.240%	--	--	18.832%

C. Alan Bentley	--	--	15.0	14.457%	1.006%
Michael Flaskey	--	--	3.75	3.614%	0.251%
Brian Garavuso	--	--	3.75	3.614%	0.251%
Howard S. Lanznar	--	--	15.0	14.457%	1.006%
Stephen J. Cloobeck	--	--	3.165	3.051%	0.212%
David F. Palmer	--	--	29.630	28.558%	1.986%
Lowell D. Kraff	--	--	33.458	32.248%	2.243%

Total	1,387.830	100.000%	103.753	100.000%	100.000%

APPENDIX 1
TAX ACCOUNTING PROCEDURES
1.0.    References to Sections of the Code or Regulations. References within this Appendix to sections of the Code or Regulations shall be applied by substituting for the Regulations’ terms of “partnership” and “partner” the terms “limited liability company” (or “company”) and “member,” respectively.
1.1.    Tax Definitions. The following terms used in this Agreement and Appendix shall have the following meanings:
a.    “Adjusted Capital Account Deficit” with respect to any Member means the deficit balance, if any, in such Member’s Capital Account as of the end of any Fiscal Year after giving effect to the following adjustments: (i) credit to such Capital Account the sum of (A) an amount equal to such Member’s share of Company Minimum Gain (as defined in Section 1.2(a) hereof) and determined under Regulations Section 1.704-2(g), and such Member’s share of Member Nonrecourse Debt Minimum Gain (as defined in Section 1.2(b) hereof) and as determined under Regulations Section 1.704-2(i)(5), plus (B) any amounts which such Member is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c); and (ii) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
b.    “Asset Value” with respect to any Company asset means:
i.    The fair market value when contributed of any asset contributed to the Company by any Member;
ii.    The fair market value of any Company asset when such asset is distributed to any Member;
iii.    The fair market value of all Property at the time of the happening of any of the following events: (A) the admission of a Member to, or the increase of a Membership Interest of an existing Member in, the Company in exchange for a Capital Contribution; (B) the distribution of any asset distributed by the Company to any Member as consideration for a Membership Interest in the Company; or (C) the liquidation of the Company under Regulations Section 1.704-1(b)(2)(ii)(g); or
iv.    The Basis of the asset in all other circumstances.
For purposes of this definition, fair market value of any asset contributed to the Company after the date hereof shall be determined by the Board with the approval of a Majority-in-Interest of the Investors. The Asset Value of any Company asset shall be adjusted from time to time to account for any Depreciation of such asset.
c.    “Basis” with respect to an asset means the adjusted basis from time to time of such asset for federal income tax purposes.
d.    “Capital Account” means an account maintained for each Member in accordance with Regulations Sections 1.704-1(b) and 1.704-2 and to which the following provisions apply to the extent not inconsistent with such Regulations:

i.    There shall be credited to each Member’s Capital Account: (1) such Member’s Capital Contributions (as defined in Article 1 of this Agreement); (2) such Member’s distributive share of Profits; (3) any items of income or gain specially allocated to such Member under this Agreement; and (4) the amount of any Company liabilities (determined as provided in Code Section 752 (c) and the Regulations thereunder) assumed by such Member or to which Property distributed to such Member is subject;
ii.    There shall be debited to each Member’s Capital Account (1) the amount of money and the Asset Value of any Property distributed to such Member pursuant to this Agreement; (2) such Member’s distributive share of Losses; (3) any items of expense or loss which are specially allocated to such Member under this Agreement, and (4) the amount of liabilities (determined as provided in Code Section 752(c) and the Regulations thereunder) of such Member assumed by the Company (within the meaning of Code Section 704) or to which Property contributed to the Company by such Member is subject; and
iii.    The Capital Account of any transferee Member shall include the appropriate portion of the Capital Account of the Member from whom the transferee Membership Interest was obtained.
e.    “Depreciation” for any Fiscal Year or other period means the cost recovery deduction with respect to an asset for such year or other period as determined for federal income tax purposes, provided that if the Asset Value of such asset differs from its Basis at the beginning of such year or other period, depreciation shall be determined as provided in Regulations Section 1.704-1(b)(2)(iv)(g)(3).
f.    “Profits” and “Losses” for any Fiscal Year or other period means an amount equal to the Company’s net taxable income or net loss for such year or period determined in accordance with Code Section 703(a) and the Regulations thereunder with the following adjustments:
i.    All items of income, gain, loss and deduction of the Company required to be stated separately shall be included in taxable income or loss;
ii.    Income of the Company exempt from federal income tax shall be treated as taxable income;
iii.    Expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such expenditures under Regulations Section 1.704-1(b)(2)(iv)(i)(1) shall be subtracted from taxable income;
iv.    In the event the Asset Value of any Company asset is adjusted pursuant to Sections 1.1(b)(ii) or (iii) of this Appendix, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for the purposes of computing Profits or Losses;
v.    Gain or loss resulting from the disposition of Property from which gain or loss is recognized for federal income tax purposes shall be determined with reference to the Asset Value of such Property;

vi.    Depreciation shall be determined based upon Asset Value as determined under Regulations Section 1.704-1(b)(2)(iv)(g)(3) instead of as determined for federal income tax purposes; and
vii.    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses.
viii.    Items which are specially allocated shall not be taken into account; and
ix.    For the avoidance of doubt, except as specifically provided herein, allocation will be made only of net taxable income or net losses and not individual items of net taxable income or net loss.
1.2.    Special Allocations of Profits and Losses.
a.    Minimum Gain Chargeback. Notwithstanding any other provision of this Appendix, if there is a net decrease in Company Minimum Gain (as defined in Regulations Section 1.704-2(d)) during any Fiscal Year, then each Member shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined under and in the manner required by Regulations Section 1.704-2(f) as is necessary to meet the requirements for a minimum gain chargeback as provided in that Regulation.
b.    Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Appendix, if there is a net decrease in Member Nonrecourse Debt Minimum Gain (as defined in accordance with Regulations Section 1.704-2(i)(3)) attributable to a Member Nonrecourse Debt (as defined in Regulations Section 1.704-2(b)(4)) during any Fiscal Year, any Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i)(5) shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined under and in the manner required by Regulations Section 1.704-2(i)(4) as is necessary to meet the requirements for a chargeback of Member Nonrecourse Debt Minimum Gain as is provided in that Regulation.
c.    Qualified Income Offset. If a Member unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Subsection shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Sections 6.1, 6.2, and 6.3 of the Agreement and this Section 1.2 have been made without giving effect to this Subsection 1.2(c).
d.    Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to Regulations 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Subsection shall be made only if and to the extent that such Member would have a deficit Capital Account after all other allocations provided for in Sections 6.1, 6.2 and 6.3 of the Agreement and this Section 1.2 have been made without giving effect to Subsection 1.2(c) and this Subsection 1.2(d).
e.    Nonrecourse Deductions. Nonrecourse Deductions (as defined and determined in Regulations Sections 1.704-2(b) and 1.704-2(c)) for any Fiscal Year shall be allocated among the Members in proportion to their Common Percentage Interests except to the extent that applicable Regulations require that such deductions be allocated in some other manner.
f.    Member Nonrecourse Deductions. Any Member Nonrecourse Deductions (as defined under Regulations Section 1.704-2(i)(2)) shall be allocated pursuant to Regulations Section 1.704-2(i)(1) to the Member who bears the economic risk of loss with respect to the “Member Nonrecourse Debt” to which it is attributable.
g.    Code Section 754 Adjustment. To the extent that an adjustment to the Basis of any asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account in determining Capital Accounts as provided in Regulations Section 1.704-1(b)(2)(iv)(m), the adjustment shall be treated (if an increase) as an item of gain or (if a decrease) as an item of loss, and such gain or loss shall be allocated to the Members consistent with the allocation of the adjustment pursuant to such Regulation.
h.    Purpose and Application. The purpose and the intent of the special allocations provided for in Section 6.3 of the Agreement and Sections 1.2(a) through (g) of this Appendix are to comply with the provisions of Regulations Sections 1.704-1(b) and 1.704-2, and such special allocations are to be made so as to accomplish that result. However, to the extent possible, the Board, in allocating items of income, gain, loss, or deduction among the Members, shall take into account the special allocations in such a manner that the net amount of allocations to each Member shall be the same as such Member’s distributive share of Profits and Losses would have been had the events requiring the special allocations not taken place. The Board shall apply the provisions of this Section in whatever order the Board reasonably believes will minimize the effect of the special allocations.
1.3.    General Provisions.
a.    Except as otherwise provided in this Agreement, the Members’ distributive shares of all items of Company income, gain, loss, and deduction are the same as their distributive shares of Profits and Losses.
b.    The Board shall allocate Profits, Losses, and other items properly allocable to any period using any method permitted by Code Section 706 and the Regulations thereunder.
c.    To the extent permitted by Regulations Section 1.704-2(h) and Section 1.704-2(i)(6), the Board shall endeavor to avoid treating distributions as being from the proceeds of a Nonrecourse Liability (as defined in Regulations Section 1.752-1(a)(2)) or a Member Nonrecourse Debt.

d.    If there is an increase or decrease in one or more Member’s membership interest in the Company during a Fiscal Year, each Member’s distributive share of Profits or Losses or any item thereof for such Fiscal Year shall be determined by any method prescribed by Code Section 706(d) or the Regulations thereunder that takes into account the varying Members’ Interests in the Company during such Fiscal Year.
e.    The Members agree to report their shares of income and loss for federal income tax purposes in accordance with the provisions of this Appendix.
1.4.    Code Section 704(c) Allocations. Solely for federal income tax purposes and not with respect to determining any Member’s Capital Account, distributive shares of Profits, Losses, other items, or distributions, a Member’s distributive share of income, gain, loss, or deduction with respect to any Property (other than money) contributed to the Company, or with respect to any Property the Asset Value of which was determined as provided in this Agreement upon the acquisition of Membership Interest in the Company by a new Member or existing Member in exchange for a Capital Contribution, shall be determined in accordance with Code Section 704(c) and the Regulations thereunder or with the principles of such provisions, using any reasonable method selected by the Board with the approval of a Majority-in-Interest of the Investors, provided that the Company shall be authorized to use, without the approval of a Majority-in-Interest of the Investors, the so-called “traditional method” described in Section 1.704-3(b) of the Regulations with respect to any Section 704(c) allocations to CDP resulting from CDP’s contribution of assets to the Company on April 26, 2007.
In the event the Asset Value of any Company asset is adjusted pursuant to Section 1.1(b)(iii) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
1.5.    Curative Reallocations Regarding Payments to Members. To the extent that compensation paid to any Member by the Company ultimately is not determined to be a guaranteed payment under Code Section 707(c) or a payment other than in his capacity as a Member pursuant to Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of such compensation, and the Member’s Capital Account shall be adjusted to reflect the payment of such compensation. If the Company’s gross income for a Fiscal Year is less than the amount of such compensation paid in such year, the Member shall be specially allocated gross income of the Company in the succeeding year or years until the total amount so allocated equals the total amount of such compensation.
1.6.    Special Basis Adjustment. At the request of either the transferor or transferee in connection with a transfer of a Membership Interest in the Company, the Board will, at the request of any Member, cause the Company to make the election provided for in Code Section 754 and maintain a record of the adjustments to Basis of Property resulting from that election. Any such transferee shall pay all costs incurred by the Company in connection with such election and the maintenance of such records.
1.7.    Tax Matters Member.
a.    CDP is hereby designated the Tax Matters Member (as defined in Section 6231(a)(7) of the Code) on behalf of the Company and shall take steps so that each “eligible member” is a “notice partner” as defined in Code Section 6231.

b.    Without the consent of the Board, the Tax Matters Member shall have no right to extend the statute of limitations for assessing or computing any tax liability against the Company or the amount of any Company tax item.
c.    If the Tax Matters Member elects to file a petition for readjustment of any Company tax item (in accordance with Code Section 6226(a)) such petition shall be filed in the United States Tax Court unless otherwise agreed by the Board.
d.    The Tax Matters Member shall, within ten (10) Business Days after receipt thereof, forward to each Member a photocopy of any correspondence relating to the Company received from the Internal Revenue Service. The Tax Matters Member shall, within ten (10) Business Days thereof, advise each Member in writing of the substance of any conversation held with any representative of the Internal Revenue Service.
e.    Any reasonable costs incurred by the Tax Matters Member for retaining accountants and/or lawyers on behalf of the Company in connection with any Internal Revenue Service audit of the Company shall be expenses of the Company. Any accountants and/or lawyers retained by the Company in connection with any Internal Revenue Service audit of the Company shall be selected by the Tax Matters Member and the fees therefor shall be expenses of the Company.

Schedule 10.19

1.	Ownership and sales of timeshare inventory at the Jockey Club.

2.	Ownership and sales of timeshare inventory at the Carriage House.

3.	Potential purely passive overrides from future Marriott projects located in Clark County, Nevada based on a previous transaction.

4.	Investment in JeanCo, LLC, an MGM Mirage-controlled joint venture, which currently has no timeshare development in its business plan.